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PRICE WATERHOUSE LLP                                                      (LOGO)

                        REPORT OF INDEPENDENT ACCOUNTANTS
March 28, 1997

To the Stockholder and Board of Directors of Chase Manhattan Mortgage Corporation

We have examined management's assertion about Chase Manhattan Mortgage Corporation's (the "Corporation") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) as of and for the year ended December 31, 1996 included in the accompanying management assertion (see
Exhibit I). The Corporation performs loan subservicing functions for the residential loan servicing portfolios of Chase Mortgage Services, Inc. and Chemical Mortgage Company. Management is responsible for the Corporation's compliance with the minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Corporation's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Corporation's compliance with the minimum servicing standards.

In our opinion, management's assertion that, except for instances of noncompliance described in management's assertion, the Corporation complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1996 is fairly stated, in all material respects.

Instances of noncompliance which occurred during 1996 are more fully discussed in management's assertion which is set forth in Exhibit I.


/s/ Price Waterhouse LLP